EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

21st Century Insurance Group (DE) (95-1935264)

(Subsidiaries wholly owned)

-   21st Century Insurance Company (CA) (95-2565072)
-   21st Century Casualty Company (CA) (95-4136306)
-   21st Century Insurance Company of the Southwest (TX) (86-0812982)
-   20th Century Insurance Services, Inc. (NV) 95-4723863)
-   dba 21st Century Insurance and Financial Services
-   i21 Insurance Services (CA) (61-1420182)
-   dba 21st Century Online Insurance Services